EXHIBIT 99.1

Exercise of Tranche 2 Warrants

by Crystal Amber and Appendix 3B

BOSTON and SYDNEY — 4 October 2019 — GI Dynamics® Inc. (ASX:GID) (Company or GI Dynamics), a medical device company that is developing EndoBarrier® for patients with type 2 diabetes and obesity, is pleased to announce that further to the announcements made by the Company on 22 August 2019 and 29 August 2019 with respect to the Company’s approximate US$10,000,000 financing arrangement with Crystal Amber Fund Limited (Crystal Amber), it has received from Crystal Amber the relevant exercise notices and the relevant funds for the exercise of those warrants that were to be exercised by it on or around 30 September 2019 (Tranche 2 Warrants).

As a result of the exercise of the Tranche 2 Warrants, the Company confirms it has allotted 157,480,314 CHESS Depositary Interests (CDIs) (subject to the effect of any rounding) to Crystal Amber for a total consideration of US$2,000,000 (with each warrant having an exercise price of US$0.0127 per CDI). Further details in respect of the exercise of the Tranche 2 Warrants are set out in the attached Appendix 3B.

The funds raised from the exercise of the Tranche 2 Warrants will be used by the Company for general working capital purposes, to assist with the initiation of patient enrollment for STEP-1 (United States) and I-STEP (India with Apollo Sugar) clinical studies and for continuing work towards securing a CE Mark for EndoBarrier.

Boston, United States Sydney, Australia 4 October 2019 AEST

About GI Dynamics

GI Dynamics®, Inc. (ASX:GID) is the developer of EndoBarrier®, the first endoscopically-delivered device therapy for the treatment of type 2 diabetes and obesity. EndoBarrier is not approved for sale and is limited by federal law to investigational use only. EndoBarrier is subject to an Investigational Device Exemption by the FDA in the United States and is entering concurrent pivotal trials in the United States and India. Founded in 2003, GI Dynamics is headquartered in Boston, Massachusetts. For more information please visit www.gidynamics.com.

Forward-Looking Statements

This announcement may contain forward-looking statements. These statements are based on GI Dynamics management’s current estimates and expectations of future events as of the date of this announcement. Furthermore, the estimates are subject to several risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, risks associated with our ability to continue to operate as a going concern; our ability to obtain stockholder approval of the conversion feature of the August 2019 Note and issuance of the August 2019 Warrant, our ability to raise sufficient additional funds to continue operations and to conduct the planned pivotal trial of EndoBarrier in the United States (STEP-1); our ability to execute STEP-1 under FDA’s Investigational Device Exemption; our ability to enlist clinical trial sites and enroll patients in accordance with STEP-1; the risk that the FDA stops STEP-1 early as a result of the occurrence of certain safety events or does not approve an expansion of STEP-1; our ability to enroll patients in accordance with I-STEP; our ability to secure a CE Mark; our ability to maintain compliance with our obligations under our existing convertible note and warrant agreements executed with Crystal Amber, including our obligations to make payment on the Note that is due on 31 March 2020 and our ability to restructure the terms of the Note with Crystal Amber that is due on 31 March 2020 if we are unable to raise sufficient funds to enable us to fully repay such Note when due; obtaining and maintaining regulatory approvals required to market and sell our products; the possibility that future clinical trials will not be successful or confirm earlier results; the timing and costs of clinical trials; the timing of regulatory submissions; the timing, receipt and maintenance of regulatory approvals; the timing and amount of other expenses; the timing and extent of third-party reimbursement; intellectual-property risk; risks related to excess inventory; risks related to assumptions regarding the size of the available market; the benefits of our products; product pricing; timing of product launches; future financial results; and other factors, including those described in our filings with the U.S. Securities and Exchange Commission.

Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

Given these uncertainties, one should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or otherwise, unless we are required to do so by law.

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